CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 25, 2019, relating to the financial statements and financial highlights of ICON Emerging MarketS Fund, a series of ICON Funds, for the year ended September 30, 2019, and to the references to our firm under the headings “Financial Highlights” in the Prospectus.

Cohen & Company, Ltd.

Cleveland, Ohio

June 26, 2020